Exhibit 10.22

October   20, 2004

Stan Cipkowski
76 MacLean Lane
Ghent, NY  12075
Dear Stan,

It is our pleasure to formally offer you the position of Chief Executive Officer for American Bio Medica Corporation (ABMC), reporting directly to the Board of Directors of ABMC. This agreement supersedes all other agreements whether written or verbal and may not be amended except as in writing signed by you and the Chairman of the Board of ABMC as approved by the Board of Directors. Your position will be co-located between our Kinderhook facility and our New Jersey office. Below, we have outlined the major terms and conditions of this offer for your new position.

Term

Your employment with ABMC will be for a term of one year, automatically renewed unless either side gives advance notice of 60 days.

Compensation.

For the period January 1, 2004 to September 30, 2004, your compensation will be as set forth in your June 19, 2003 employment agreement, Effective October 1, 2004, your base salary will be $15,000 per month, which is equivalent to $180,000 on an annualized basis. You will be eligible for your first performance and merit review by the Board of Directors in May 2005; any merit award will be prorated for your length of service.

You shall participate in an executive bonus plan as might be approved by the Board of Directors at its sole discretion. The terms and conditions for cash bonus and stock option plans will be set by the Board of Directors.

Benefits

         20 vacation days
         Usual corporate holidays
         2 personal days
         401 (k)
         Health insurance equal to other ABMC executive officers

Severance

In the unlikely event that the Board of Directors of ABMC elects to terminate your employment for anything other than cause (defined as commission of a crime (other than minor traffic offenses), acts of dishonesty, fraud or malfeasance in connection with your service on behalf of the Company, gross dereliction of duty, willful failure to carry out any lawful directive of the Board of Directors, or material violations of Company policies) you will receive severance pay equal to twelve (12) months of your current base salary at the time of separation, with continuation of all medical benefits during the twelve-month period. The severance payment will be made under the current pay cycle, each pay period, during the 12 months.

Additionally, you may elect to exercise this severance provision at your option under the following circumstances:

      If you are required to relocate by the Board of Directors of ABMC as a condition of continued employment

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      A substantial change in responsibilities at the direction of the Board of
Directors of the responsibilities normally assumed by chief executive officer (i.e., demotion)

      Change in control of the Company, (i.e., if the Company is acquired wholly or if another corporate entity becomes the controlling shareholder)
Restrictive Covenants

Non-Solicitation

During the twelve (12) months immediately following your termination from employment with ABMC for any reason, you agree that:

      You will not, directly or indirectly, solicit in any manner or capacity whatsoever, including by way of illustration, but not limitation, call upon, mail or e-mail notices to, or make telephone calls to, any Customer (defined below) or Customer Prospect (defined below) of ABMC, for the purpose of selling any Covered Services (defined below) or engaging in any business which directly or indirectly competes with ABMC.

      You will not solicit, endeavor to entice away from ABMC, or otherwise interfere with the relationship of ABMC with any person who is employed (or, but for any violation of this agreement, would have been employed) by or otherwise engaged to perform services for ABMC, whether for your own account or for the account of any other person or entity.

Confidentiality

You agree not to disclose any Confidential Information (defined below) and you promise to take all reasonable precautions to prevent its unauthorized dissemination, both at all times during your employment with ABMC and after your employment. You agree to limit the disclosure of any Confidential Information to only those employees and agents of ABMC who have a need to know the information and who have similarly agreed to keep such information confidential.

You further agree not to use any Confidential Information for your own benefit or for the benefit of anyone other than ABMC. You acknowledge that all Confidential Information is and remains the property of ABMC and that no license or rights in the Confidential Information has been or is granted to you.

"Confidential Information" means and includes all information relating to marketing, advertising, public relations, development, services, trade secrets, trade "know-how," business plans, Customer (as defined below) and Customer Prospect (as defined below) lists, distributor lists, Customers and Customer Prospects information, distributor information, financial data, personnel data, employee compensation and benefits information, new personnel acquisition plans, details of contracts, pricing policies, operational methods, marketing plans or strategies, service development techniques or plans, business acquisition or investment plans, or other confidential and proprietary information related to the business or affairs of ABMC and its Customers or Customer Prospects.

The term "Customer" means any person or entity for which ABMC performed any Covered Services during the one (1) year period immediately preceding the termination of your employment with ABMC for any reason whatsoever.

"Customer Prospect" means any person or entity to which ABMC made a new business presentation or proposal related to Covered Services during the one (1) year period immediately preceding the termination of your employment with ABMC for any reason whatsoever.

"Covered Services" means any services or products of whatever kind or character offered or provided by ABMC to any Customer.

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Enforcement

If any of provision of the restrictive covenants shall be held invalid or unenforceable, the remainder nevertheless shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it nevertheless shall remain in full force and effect in all other circumstances.

If, in connection with any action taken by ABMC to enforce the provisions of the restrictive covenants of this agreement, a court shall hold that all or any portion of the restrictions contained therein are unreasonable under the circumstances then existing so as to render such restrictions invalid or unenforceable, the parties agree that any court of competent jurisdiction may reform such unreasonable restrictions to the extent necessary to make such restrictions reasonable under the circumstances then existing so as to render such restrictions both valid and enforceable.

You agree to indemnify, save and hold harmless ABMC from and against any and all claims, damages, losses, costs and expenses (including reasonable attorneys' fees) incurred by ABMC arising out of any action to enforce the terms of the restrictive covenants of this agreement.

Other Employment Information

In making this offer of employment, ABMC has relied on your representations that: (a) you are not currently a party to any contract of employment that might impede your ability to accept this offer or to perform the services completed thereby; and (b) that you are not subject to any non-competition arrangement or other restrictive covenants that might restrict your employment at ABMC as contemplated by this offer.

Exclusive Service

You will perform services exclusively for ABMC and you will not perform services for any other entities during the term of this agreement without the written agreement of the Board of Directors.

Stan, we are enthusiastic about your appointment as chief executive officer and our expectation is that you will continue to make a tremendous contribution to the long-term success of ABMC.

Sincerely

/s/ Edmund Jaskiewicz
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Edmund Jaskiewicz
Chairman of the Board of Directors and President

/s/ Daniel Kollin
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Daniel Kollin
Chairman of the Compensation Committee of the Board of Directors

Accepted this 20th Day of October, 2004:

/s/ Stan Cipkowski
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